Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in this Annual Report on Form 10-K/A (including any amendments thereto) filed by Hawker Energy, Inc. to our estimates of reserves and value of reserves and our reports on reserves as of September 1, 2014 for the D.E.E.P. Property, Midway-Sunset Field prepared for SCNRG, LLC.  We also consent to the inclusion of our reports dated September 1, 2014 as an exhibit included in such Annual Report.

Chapman Petroleum Engineering Ltd.

/s/ C.W. Chapman, P. Eng.
C.W. Chapman, P. Eng.
President

700, 1122-4th Street S.W., Calgary, Alberta
June 4, 2015